Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Second Quarter Results

Lawrenceburg, Indiana – January 31, 2017 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $740,000, or $0.18 per diluted share, for the quarter ended December 31, 2016, which represents decreases of $238,000, or 24.3%, and $0.06, or 25.0%, when compared to net income and earnings per diluted share, respectively, for the quarter ended December 31, 2015. The Company also reported net income of $1.5 million for the six months ended December 31, 2016, which represents a decrease of $155,000, or 9.2%, when compared to the six months ended December 31, 2015. Earnings per diluted share for the six months ended December 31, 2016 were $0.37, which represents a decrease of 5.1% when compared to the same prior year period.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the six months ended
	12/31/2016	12/31/2015
	(Unaudited)	(Unaudited)
Interest income	$7,891	$7,841
Interest expense	1,175	1,127
Net interest income	6,716	6,714

Provision for loan losses	32	89
Net interest income after provision for loan losses	6,684	6,625

Total noninterest income	2,585	2,420
Total noninterest expense	7,324	7,153
Income before income taxes	1,945	1,892

Income tax provision	423	215
Net income	$1,522	$1,677

Basic earnings per share	$0.38	$0.40
Diluted earnings per share	$0.37	$0.39

Weighted average shares outstanding:
Basic	4,025,829	4,245,039
Diluted	4,062,060	4,275,591

Summarized Consolidated Statements of Financial Condition

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
ASSETS
Cash and Cash Equivalents	$31,765	$28,173	$28,980	$23,246	$23,456
Investment Securities	180,315	188,967	193,215	188,929	186,663
Loans Receivable, net	274,333	273,176	267,138	269,480	263,327
Other Assets	39,187	37,747	36,756	36,361	36,734
Total Assets	$525,600	$528,063	$526,089	$518,016	$510,180

LIABILITIES
Municipal Deposits	$101,676	$101,763	$100,203	$95,089	$95,192
Other Deposits	341,872	340,211	338,682	336,895	331,894
FHLB Advances	10,333	12,000	12,000	13,934	13,000
Other Liabilities	2,880	3,414	4,750	3,310	2,790
Total Liabilities	456,761	457,388	455,635	449,228	442,876
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	68,839	70,675	70,454	68,788	67,304
Total Liabilities & Stockholders' Equity	$525,600	$528,063	$526,089	$518,016	$510,180

Outstanding Shares	4,194,404	4,198,143	4,198,143	4,201,326	4,201,326
Tangible Book Value per share	$15.75	$16.16	$16.11	$15.69	$15.33

Summarized Consolidated Statements of Income

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,948	$3,943	$3,966	$3,891	$3,883
Interest Expense	550	625	544	530	526
Net Interest Income	3,398	3,318	3,422	3,361	3,357

Provision for Loan Losses	15	17	46	52	45
Net Interest Income after Provision for Loan Losses	3,383	3,301	3,376	3,309	3,312

Total Noninterest Income	1,277	1,308	1,098	1,121	1,353
Total Noninterest Expense	3,662	3,662	3,597	3,230	3,528
Income before Tax Provision	998	947	877	1,200	1,137
Income Tax Provision	258	165	67	259	159
Net Income	$740	$782	$810	$941	$978

Basic Earnings per Share	$0.18	$0.19	$0.20	$0.23	$0.24
Diluted Earnings per Share	$0.18	$0.19	$0.20	$0.23	$0.24

Weighted Average Shares Outstanding:
Basic	4,027,410	4,024,249	4,025,088	4,027,432	4,120,938
Diluted	4,066,647	4,058,011	4,063,727	4,057,600	4,156,239

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Performance Ratios:
Return on average assets (1)	0.56%	0.59%	0.62%	0.73%	0.76%
Return on average equity (1)	4.24%	4.43%	4.66%	5.51%	6.07%
Interest rate spread (2)	2.75%	2.66%	2.79%	2.79%	2.74%
Net interest margin (3)	2.78%	2.70%	2.83%	2.82%	2.81%
Noninterest expense to average assets (1)	2.78%	2.77%	2.76%	2.48%	2.74%
Efficiency ratio (4)	78.33%	79.16%	79.58%	70.82%	74.90%
Average interest-earning assets to average interest-bearing liabilities	107.61%	108.14%	108.15%	107.88%	107.83%
Average equity to average assets	13.25%	13.33%	13.34%	13.32%	12.52%

Bank Capital Ratios:
Tangible capital	11.34%	11.42%	11.60%	11.69%	11.40%
Core capital	11.34%	11.42%	11.60%	11.69%	11.40%
Total risk-based capital	22.20%	22.36%	22.70%	22.91%	22.68%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.96%	1.09%	1.05%	1.31%	1.94%
Nonperforming assets as a percent of total assets	0.53%	0.59%	0.56%	0.75%	1.08%
Allowance for loan losses as a percent of total loans	1.63%	1.60%	1.78%	1.82%	1.77%
Allowance for loan losses as a percent of nonperforming loans	169.05%	146.73%	169.21%	138.71%	91.25%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	(0.11)%	0.61%	0.27%	(0.26)%	0.61%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended December 31, 2016:

Net income totaled $740,000 for the quarter ended December 31, 2016, which represented a decrease of $238,000, or 24.3%, when compared to the quarter ended December 31, 2015.

There were three primary causes of the decrease in earnings. The first was the receipt in the prior year quarter of Bank-Owned Life Insurance proceeds due to the death of a director, which resulted in a gain of $220,000. Bank-Owned Life Insurance proceeds were also received in the current year quarter due to the death of a former director, which resulted in a gain of $45,000. The second was the accrual of a $196,000 separation payment made in connection with the departure of the Company’s former Chief Financial Officer as previously reported on December 23, 2016. There was no such corresponding event in the prior year quarter. The third was an additional income tax provision in the current year quarter of $125,000 related to the expiration of stock options granted in 2006. There was no such corresponding event in the prior year quarter.

Net interest income totaled $3.4 million for the quarter ended December 31, 2016, which represents an increase of $41,000, or 1.2%, when compared to the quarter ended December 31, 2015. The growth in the Company’s core business was the result of an increase in interest income of $65,000 partially offset by an increase in interest expense of $24,000. Interest income increased due to a $10.2 million increase in the average balance of loans, a $1.1 million increase in the average balance of investments, and an increase in the average rate earned on investment securities from 2.15% in the prior year quarter to 2.22% in the current year quarter. The increase in loan balances is primarily the result of the execution of our continued controlled growth strategy in mortgage and commercial lending. These increases were partially offset by a decrease in the average rate earned on loans from 4.38% in the prior year quarter to 4.23% in the current year quarter. Interest expense increased due to a $13.3 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.43% in the prior year quarter to 0.45% in the current year quarter.

Asset quality improved during the quarter ended December 31, 2016 as the Bank continues to focus on reducing nonperforming assets. Nonperforming assets as a percentage of total assets decreased from 1.08% at December 31, 2015 and 0.59% at September 30, 2016 to 0.53% at December 31, 2016. Nonperforming loans as a percentage of total loans decreased from 1.94% at December 31, 2015 and 1.09% at September 30, 2016 to 0.96% at December 31, 2016. The provision for loan losses was $15,000 for the quarter ended December 31, 2016, which represents a decrease of $30,000 compared to the quarter ended December 31, 2015.

Noninterest income totaled $1.3 million for the quarter ended December 31, 2016, which represents a decrease of $76,000, or 5.6%, when compared to the prior year quarter. The decrease was primarily due to the receipt of the Bank-Owned Life Insurance proceeds in the prior year quarter due to the death of a director, which resulted in a gain of $220,000. Bank-Owned Life Insurance proceeds were also received in the current year quarter due to the death of a former director, which resulted in a gain of $45,000. The decrease was partially offset by an increase in mortgage sales volume, which resulted in a $133,000 increase in gain on the sale of mortgage loans.

Noninterest expense totaled $3.7 million for the quarter ended December 31, 2016, which represents an increase of $134,000, or 3.8%, when compared to the prior year quarter. The increase was primarily due to an increase in compensation expense of $185,000, which was the result of the accrual of a $196,000 separation payment made in connection with the departure of the Company’s former Chief Financial Officer. This increase was partially offset by a $75,000 decrease in FDIC insurance expense, which is the result of a change to the FDIC insurance assessment rate, and an $80,000 decrease in other non-interest expenses. Other non-interest expenses decreased primarily as a result of a $53,000 decrease in loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these closing costs associated with new loans and amortizing those costs over the life of the loan.

The provision for income taxes totaled $258,000 for the quarter ended December 31, 2016, which represents an increase of $99,000 when compared to the prior year quarter. The increase was primarily due to a provision of $125,000 related to the expiration of stock options granted in 2006. This increase was partially offset by a decrease in income before taxes during the period.

For the six months ended December 31, 2016:

Net income totaled $1.5 million for the six months ended December 31, 2016, which represents a decrease of $155,000, or 9.2%, when compared to the six months ended December 31, 2015.

There were three primary causes of the decrease in earnings. The first was the receipt in the prior year period of Bank-Owned Life Insurance proceeds due to the death of a director and a former director, which resulted in a gain of $278,000. Bank-Owned Life Insurance proceeds were also received in the current year quarter due to the death of a former director, which resulted in a gain of $45,000. The second was the accrual of a $196,000 separation payment to be made in connection with the departure of the Company’s former Chief Financial Officer. There was no such corresponding event in the prior year period. The third was an additional income tax provision in the current year period of $125,000 related to the expiration of stock options granted in 2006. There was no such corresponding event in the prior year period.

Net interest income totaled $6.7 million for the six months ended December 31, 2016, which represents an increase of $2,000, or 0.03%, when compared to the six months ended December 31, 2015. The growth in the Company’s core business was due to a $50,000 increase in interest income, partially offset by a $48,000 increase in interest expense. Interest income increased primarily due to an $11.1 million increase in the average balance of loans and an increase in the average rate earned on investment securities from 2.13% in the prior year period to 2.14% in the current year period. These increases were partially offset by a decrease in the average rate earned on loans from 4.43% in the prior year period to 4.29% in the current year period and a $5.6 million decrease in the average balance of investment securities. Interest expense increased primarily as a result of a $12.8 million increase in the average balance of deposits and an increase in the average rate paid on deposits from 0.47% in the prior year period to 0.48% in the current year period.

The provision for loan losses was $32,000 for the six months ended December 31, 2016, a $57,000 decrease compared to the prior year period. Nonperforming assets as a percentage of total assets decreased from 0.56% at June 30, 2016 to 0.53% at December 31, 2016 reflecting management’s continuing efforts to reduce nonperforming assets. Nonperforming loans as a percentage of total loans decreased from 1.05% at June 30, 2016 to 0.96% at December 31, 2016.

Noninterest income totaled $2.6 million for the six months ended December 31, 2016, which represents an increase of $165,000, or 6.8%, compared to the prior year period. The increase was primarily due to a $263,000 increase in gain on the sale of mortgage loans, resulting from increased sales volume. In addition, service charges on deposit accounts increased by $90,000 in the current year period as compared to the prior year period. These increases were partially offset by a $246,000 reduction in Bank-Owned Life Insurance income, which was primarily due to the aforementioned death benefit payments received in the prior year period, which totaled $278,000 as compared to $45,000 in the current year period.

Noninterest expense totaled $7.3 million for the six months ended December 31, 2016, which represented an increase of $171,000, or 2.4%, compared to the prior year period. The increase in noninterest expense was primarily the result of an increase of $256,000 in data processing expense and a $205,000 increase in compensation expense. The increase in data processing expense is the result of the expiration of temporary monthly credits and an increase in fraud prevention services, which serve to protect the Bank and its customers. The increase in compensation expense is primarily the result of the accrual of a $196,000 separation payment to be made in connection with the departure of the Company’s former Chief Financial Officer. These increases were partially offset by an $86,000 decrease in FDIC insurance expense, which is the result of a change to the FDIC insurance assessment rate and a $197,000 decrease in other non-interest expenses. Other non-interest expenses decreased primarily as a result of a $139,000 decrease in loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these closing costs associated with new loans and amortizing those costs over the life of the loan.

The provision for income taxes totaled $423,000 for the six months ended December 31, 2016, which represented an increase of $208,000 when compared to the prior year period. The increase was primarily due to a provision of $125,000 related to the expiration of stock options granted in 2006 as well as an increase in income before taxes during the period.

Statement of Financial Condition:

Total assets were $525.6 million at December 31, 2016, compared to $526.1 million at June 30, 2016. Total assets decreased during the period primarily due to a $12.9 million decrease in investment securities. This decrease was partially offset by a $7.2 million increase in loans and a $2.8 million increase in cash and cash equivalents. The investment balances decreased partially due to routine amortization and maturities during the period. There were also investment sales during the period which generated cash proceeds of $18.0 million. The proceeds from the sales were used to fund new loans and reinvested into higher yielding bonds, both of which are expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities were $456.8 million at December 31, 2016, compared to $455.6 million at June 30, 2016. The increase was primarily due to a $4.7 million increase in deposits during the period, partially offset by a $1.7 million decrease in FHLB advances and a $2.0 million decrease in other liabilities.

Stockholders’ equity totaled $68.8 million as of December 31, 2016, which represented a decrease of $1.6 million when compared to June 30, 2016. The decrease was primarily due to a $2.9 million decrease in accumulated other comprehensive income reflecting declines in the market value of available-for-sale securities, $462,000 in dividends declared during the period, and stock repurchases totaling $193,000. These decreases were partially offset by net income of $1.5 million and $93,000 related to the exercise of stock options during the period. The decrease in accumulated other comprehensive income is the result of increasing market interest rates during the period. In connection with the preparation of the financial statements for the quarter ended December 31, 2016, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and the ability to hold these securities until the value recovers or until maturity.

There were 4,194,404, 4,198,143, and 4,201,326 outstanding shares of common stock at December 31, 2016, June 30, 2016, and December 31, 2015, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.